                                      UNITED STATES
                            SECURITIES AND EXCHANGE COMMISSION
                                  Washington, D.C. 20549

                                       SCHEDULE 13G
                        Under the Securities Exchange Act of 1934
                                    (Amendment No. )*

                           Granahan McCourt Acquisition Corp.

                                    (Name of Issuer)

                                         Units

                             (Title of Class of Securities)

                                       385034202

                                     (CUSIP Number)
                                       05/01/2007

                (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[X]      Rule 13d-1(b)
[  ]     Rule 13d-1(c)
[  ]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be
"filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or
otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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  CUSIP No.: 385034202

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       1.       Names of Reporting Persons
                IRS Identification No:

                OppenheimerFunds, Inc.
                IRS No. 13-2527171
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       2.        Check the Appropriate Box if a Member of a Group (See Instructions):
                 Joint Filing

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       3.       SEC Use Only
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       4.       Citizenship or Place of Organization:
                Colorado
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   Number of
     Shares     5.    Sole Voting Power:
  Beneficially       0
    Owned by
      Each
   Reporting
  Person With
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                6.    Shared Voting Power:
                     1,390,550
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                7.    Sole Dispositive Power:
                     0
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                8.    Shared Dispositive Power:
                     1,390,550
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       9.       Aggregate Amount Beneficially Owned by Each Reporting Person:
                1,390,550 (beneficial ownership disclaimed pursuant to Rule 13d-4 of the
                Exchange Act of 1934)
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      10.       Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
                Instructions)
                [  ]
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      11.       Percent of Class Represented by Amount in Row (9):
                9.89%
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      12.       Type of Reporting Person (See Instructions):
                IA
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 ------------------------------------------------------------------------------------------
  CUSIP No.: 385034202

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 ------------------------------------------------------------------------------------------

       1.       Names of Reporting Persons
                IRS Identification No: 13-6918877

                Oppenheimer Small- & Mid-Cap Value Fund
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       2.        Check the Appropriate Box if a Member of a Group (See Instructions):
                 Joint Filing

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       3.       SEC Use Only
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 ------------------------------------------------------------------------------------------

       4.       Citizenship or Place of Organization:
                Massachusetts
 ------------------------------------------------------------------------------------------
 ------------------------------------------------------------------------------------------
   Number of
     Shares     5.      Sole Voting Power:
  Beneficially       0
    Owned by
      Each
   Reporting
  Person With
 ------------------------------------------------------------------------------------------
 ------------------------------------------------------------------------------------------

                6.       Shared Voting Power:
                     1,350,000
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                7.    Sole Dispositive Power:
                     0
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                8.    Shared Dispositive Power:
                     1,350,000
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       9.       Aggregate Amount Beneficially Owned by Each Reporting Person:
                1,350,000
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      10.       Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
                Instructions)
                [  ]
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      11.       Percent of Class Represented by Amount in Row (9):
                9.60%
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      12.       Type of Reporting Person (See Instructions):
                IV
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 Item:
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     1(a)     Name of Issuer:
              Granahan McCourt Acquisition Corp.
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     1(b)     Address of Issuer's Principal Executive Offices:
              179 Stony Brook Road
              Hopewell, NJ  08525
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     2(a)     Name of Person Filing:
              (i)   OppenheimerFunds, Inc.
              (ii)  Oppenheimer Small- & Mid-Cap Value Fund
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     2(b)     Address of Principal Business Office or, if none, Residence:
              (i)   Two World Financial Center
                 225 Liberty Street, 11th Floor
                    New York, NY 10281-1008
              (ii)  6803 S. Tucson Way
                    Centennial, CO  80112
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     2(c)     Citizenship:
              (i)  Colorado
              (ii) Massachusetts
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     2(d)     Title of Class of Securities:
              Units
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     2(e)     CUSIP Number:
              385034202
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      3       OppenheimerFunds, Inc. is an investment adviser in accordance with  Rule
              13d-1(b)(1)(ii)(E).
              Oppenheimer Small- & Mid-Cap Value Fund is an investment company registered under section 8 of the Investment Company Act of 1940.
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     4(a)     Amount beneficially owned:
              (i)  1,390,550 (beneficial ownership disclaimed pursuant to Rule 13d-4 of the Exchange Act of 1934) (includes ownership reported in 4(a)(ii)
              below).
              (ii) 1,350,000
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     4(b)     Percent of class:
              (i)  9.89%  (includes ownership reported in 4(b)(ii) below)
              (ii) 9.60%
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      4(c)    Number of shares as to which the person has:

         (i)  Sole power to vote or to direct the vote:
              (a)   0
              (b)   0
         (ii) Shared power to vote or to direct the vote:
              (a)   1,390,550
              (b)   1,350,000
       (iii)  Sole power to dispose or to direct the disposition of:
              (a)   0
              (b)   0
        (iv)  Shared power to dispose or to direct the disposition of:
              (a)   1,390,550
              (b)     1,350,000
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      5.      Ownership of Five Percent or Less of a Class: [  ]
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      6.      Ownership of More than Five Percent on Behalf of Another Person:

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      7.      Identification and Classification of the Subsidiary Which Acquired the
              Security Being Reported on By the Parent Holding Company:
              N/A
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      8.      Identification and Classification of Members of the Group:
              N/A
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      9.      Notice of Dissolution of Group:
              N/A
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     10.      Certification:
              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
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                                        SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                         05/02/2007
                                                            Date

                                                      /s/ Mark S. Vandehey
                                                            Signature

                                                Mark S. Vandehey, Senior Vice President
                                                and Chief Compliance Officer,
                                                OppenheimerFunds, Inc.
                                                            Name/Title

granahan mccourt initial 13g(050107).rtf